Exhibit 5.1

Seaport West 155 Seaport Boulevard Boston, MA 02210-2600 617 832 1000 main 617 832 7000 fax

July 14, 2022

Applied Genetic Technologies Corporation

14193 NW 119th Terrace, Suite 10

Alachua, FL 32615

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Applied Genetic Technologies Corporation, a Delaware corporation (the “Company”), in connection with the offer and sale of up to (i) 18,575,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), including shares of Common Stock purchasable by the underwriter upon exercise of an over-allotment option granted to the underwriter by the Company, (ii) 591,667 pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 591,667 shares of Common Stock (the “Pre-Funded Warrant Shares”) and (iii) 19,166,667 common warrants (the “Common Warrants” and together with the Pre-Funded Warrants, the “Warrants”) to purchase up to 19,166,667 shares of Common Stock (the “Common Warrant Shares” and together with the Pre-Funded Warrant Shares, the “Warrant Shares”), including Common Warrants purchasable by the underwriter upon exercise of an over-allotment option granted to the underwriter by the Company, pursuant to the Company’s prospectus dated April 12, 2021 and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), and the Company’s prospectus supplement dated July 12, 2022 and filed with the Commission pursuant to Rule 424(b) under the Securities Act (together, the “Prospectus”), both of which form part of the Company’s Registration Statement on Form S-3 (Registration No. 333-255008) initially filed with the Commission on April 2, 2021 (as amended, the “Registration Statement”).

We are familiar with the proceedings of the Board of Directors of the Company on June 27, 2022 and its Pricing Committee on July 12, 2022 in connection with the authorization, issuance and sale of the Shares and Warrants. We have examined such matters of fact and questions of law as we have considered appropriate for the purposes of this letter. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the due authorization,

Applied Genetic Technologies Corporation

July 14, 2022

execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

With regard to our opinion regarding the Warrant Shares, we have assumed that the Company will have sufficient authorized, unissued and otherwise unreserved shares of Common Stock available for issuance at the time of each issuance of Warrant Shares upon exercise of the Warrants. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

Our opinion concerning the Warrants constituting valid and binding obligations of the Company is subject to the qualification that we express no opinion regarding the applicability of, compliance with or effect of (i) any bankruptcy, insolvency, reorganization, preference, fraudulent conveyance, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought. We express no opinion as to any provisions of the Warrants: (a) that provide for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (c) that provide for advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (d) that provide for exclusivity, election or cumulation of rights or remedies, (e) authorizing or validating conclusive or discretionary determinations, or (f) that provide for the severability, if invalid, of provisions to the foregoing effect. We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

The opinion expressed below is limited to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, it is our opinion that, as of the date hereof, (i) the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Prospectus, will be validly issued, fully paid and non-assessable, (ii) the Warrants, when duly executed and delivered against payment therefor as set forth in the Prospectus, will be valid and legally binding obligations of the Company and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Applied Genetic Technologies Corporation

July 14, 2022

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose, nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without our prior written consent.

We consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FOLEY HOAG LLP

By:	/s/ Stacie S. Aarestad
a Partner